PaineWebber Financial Services Growth
Fund Inc.       Attachment 77 0.

FORM 10f-3      FUND:
PaineWebber Financial Services Growth
Fund Inc.

Record of Securities Purchased Under the Fund's
Rule 10f-3 Procedures


1.      Issuer:  Scottish Annuity & Life

2.      Date of Purchase:  11/23/98

3.  Date offering commenced:  11/23/98

4.      Underwriters from whom purchased:
Prudential

5.      "Affiliated Underwriter" managing or
participating in syndicate:

	PaineWebber

6.      Aggregate principal amount of
purchase:  $2,250,000

7.      Aggregate principal amount of offering:
$240,000,000

8.      Purchase price (net of fees and
expenses):  $22.50

9.      Initial public offering price:  $22.50

10.     Commission, spread or profit:   %       $.54

11.     Have the following conditions been satisfied?
YES
NO
a. The securities are part of an issue registered under the
Securities Act of 1933 which is being offered to the public or are "municipal securities" as defined in Section
3(a)(29) of the Securities Exchange Act of 1934.



___X___



_______
b. The securities were purchased prior to the end of the first full business day of the offering at not more than the initial offering price (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
c. The securities were purchased at a price not more than the price paid by each other purchaser in the offering.




____X____

___X____




_________



d.      The underwriting was a firm commitment under
writing.
____X___
_________
e. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.


___X___


_______
f.      If securities are registered under the Securities
Act of
1933, the issuer of the securities and its predecessor have been in continuous operation for not less than three years.


___X___


_______
g. The amount of such securities purchased by all of the investment companies advised by Mitchell Huchins (or the Fund's Sub-Adviser, if applicable) did not exceed
25% of the principal amount of the offering.



___X___



_______
h. No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sale.

___X___

_______

Approved:   Karen Finkel
	Date
e:  12/16/98